Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Nov. 4, 2025) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2025.

“We delivered strong volume growth this quarter, reflecting the demand for our medicines and the impact we’re having on patients worldwide. With disciplined investment and a pipeline of first-in-class medicines, we’re focused on expanding access, advancing innovation, and sustaining long-term growth,” said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the third quarter, total revenues increased 12% to $9.6 billion in comparison to the third quarter of 2024.
◦Product sales grew 12%, driven by 14% volume growth, partially offset by 4% lower net selling price.
◦Sixteen products delivered at least double-digit sales growth in the third quarter, including Repatha® (evolocumab), EVENITY® (romosozumab-aqqg), IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab), TEZSPIRE® (tezepelumab-ekko), TEPEZZA® (teprotumumab-trbw), BLINCYTO® (blinatumomab), UPLIZNA® (inebilizumab-cdon), and TAVNEOS® (avacopan).
•GAAP earnings per share (EPS) increased 14% from $5.22 to $5.93, driven by higher revenues, partially offset by higher operating expenses, including an Otezla® intangible asset impairment charge of $400 million recorded during the third quarter of 2025.
◦GAAP operating income increased from $2.0 billion to $2.5 billion, and GAAP operating margin increased 2.5 percentage points to 27.6%.
•Non-GAAP EPS increased 1% from $5.58 to $5.64, primarily driven by higher revenues, partially offset by higher operating expenses and a higher effective tax rate.
◦Non-GAAP operating income increased from $4.0 billion to $4.3 billion, and non-GAAP operating margin decreased 2.5 percentage points to 47.1%.
•The Company generated $4.2 billion of free cash flow in the third quarter of 2025 versus $3.3 billion in the third quarter of 2024, driven by the timing of working capital items and lower interest payments, partially offset by higher capital expenditures.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented in the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Product Sales Performance
General Medicine

•Repatha® (evolocumab) sales increased 40% year-over-year to $794 million in the third quarter primarily driven by volume growth.

•EVENITY® (romosozumab-aqqg) sales increased 36% year-over-year to $541 million in the third quarter, driven by volume growth.

•Prolia® (denosumab) sales increased 9% year-over-year to $1.1 billion in the third quarter, primarily driven by 14% favorable changes to estimated sales deductions, partially offset by lower net selling price. For the remainder of 2025, we expect sales erosion driven by biosimilar competition, as biosimilars have launched in the U.S. market.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales increased 15% year-over-year to $560 million in the third quarter, driven by higher inventory levels and higher net selling price.

•KRYSTEXXA® (pegloticase) sales increased 3% year-over-year to $320 million in the third quarter, driven by 9% volume growth and 3% higher net selling price, partially offset by 10% lower inventory levels.

•UPLIZNA® (inebilizumab-cdon) sales increased 46% year-over-year to $155 million in the third quarter, primarily driven by volume growth. Year-over-year sales were impacted by the timing of shipments to our ex-U.S. partner, as shipments similar to those that occurred in the third quarter of 2024 occurred in the second quarter of 2025. Excluding these shipments, sales grew by 101% year-over-year in the third quarter.

•TAVNEOS® (avacopan) sales increased 34% year-over-year to $107 million in the third quarter, driven by 66% volume growth, partially offset by 16% lower inventory levels and 10% lower net selling price.

•Ultra-Rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate), and QUINSAIR® (levofloxacin) generated $200 million of sales in the third quarter. Sales increased 6% year-over-year for the third quarter, primarily driven by higher inventory levels.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 40% year-over-year to $377 million in the third quarter, driven by 48% volume growth, partially offset by lower net selling price.

•Otezla® (apremilast) sales increased 4% year-over-year to $585 million in the third quarter, primarily driven by 6% volume growth and 5% favorable changes to estimated sales deductions, partially offset by 5% lower net selling price.

•Enbrel® (etanercept) sales decreased 30% year-over-year to $580 million in the third quarter, primarily driven by 38% lower net selling price resulting from the impact of the U.S.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Medicare Part D redesign and increased 340B Program mix, partially offset by favorable changes to estimated sales deductions and volume growth.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales decreased 7% year-over-year to $154 million in the third quarter, driven by unfavorable changes to estimated sales deductions.

•PAVBLU® (aflibercept-ayyh) generated $213 million of sales in the third quarter.

•WEZLANA® (ustekinumab-auub)/WEZENLA™ (ustekinumab) generated $44 million of sales in the third quarter.

Oncology

•BLINCYTO® (blinatumomab) sales increased 20% year-over-year to $392 million in the third quarter, driven by 31% volume growth, partially offset by lower inventory levels.

•Vectibix® (panitumumab) sales increased 1% year-over-year to $284 million in the third quarter.

•KYPROLIS® (carfilzomib) sales decreased 5% year-over-year to $359 million in the third quarter, driven by lower volume.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales decreased 2% year-over-year to $96 million in the third quarter.

•XGEVA® (denosumab) sales were flat year-over-year at $539 million in the third quarter, as 6% favorable changes to estimated sales deductions were offset by 3% lower volume and lower inventory levels. For the remainder of 2025, we expect sales erosion driven by biosimilar competition, as biosimilars have launched in the U.S. market.

•Nplate® (romiplostim) sales were flat year-over-year at $457 million in the third quarter. U.S. government orders were $90 million in Q3’25 compared to $128 million in Q3’24. Excluding these U.S. government orders, Nplate sales increased 12% year-over-year, driven by volume growth.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) generated $178 million of sales in the third quarter. Sales increased 33% quarter-over-quarter, primarily driven by volume growth.

•MVASI® (bevacizumab-awwb) sales increased 9% year-over-year to $213 million in the third quarter, driven by favorable changes to estimated sales deductions.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), generated $533 million of sales in the third quarter. Sales increased 3% year-over-year for the third quarter, driven by 9% favorable changes to estimated sales deductions and 5% volume growth, partially offset by lower net selling price.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ’25			Q3 ’24	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$442	$352	$794	$567	40%
EVENITY®	417	124	541	399	36%
Prolia®	806	333	1,139	1,045	9%
TEPEZZA®	518	42	560	488	15%
KRYSTEXXA®	320	—	320	310	3%
UPLIZNA®	146	9	155	106	46%
TAVNEOS®	101	6	107	80	34%
Ultra-Rare products(1)	195	5	200	188	6%
TEZSPIRE®	377	—	377	269	40%
Otezla®	473	112	585	564	4%
Enbrel®	574	6	580	825	(30%)
AMJEVITA®/AMGEVITA™	16	138	154	166	(7%)
PAVBLU®	212	1	213	—	N/A
WEZLANA®/WEZENLA™	—	44	44	5	*
BLINCYTO®	236	156	392	327	20%
Vectibix®	162	122	284	282	1%
KYPROLIS®	225	134	359	378	(5%)
LUMAKRAS®/LUMYKRAS™	57	39	96	98	(2%)
XGEVA®	357	182	539	541	0%
Nplate®	333	124	457	456	0%
IMDELLTRA®/IMDYLLTRA™	144	34	178	36	*
MVASI®	156	57	213	195	9%
Aranesp®	103	254	357	337	6%
Parsabiv®	42	42	84	70	20%
Neulasta®	72	20	92	110	(16%)
Other products(2)	267	50	317	309	3%
Total product sales	$6,751	$2,386	$9,137	$8,151	12%

N/A = not applicable
* Change in excess of 100%
(1) Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR® .
(2) Other products consist of Aimovig®, AVSOLA®, KANJINTI®, EPOGEN®, RIABNI®, BKEMV®/BEKEMV™, NEUPOGEN®, IMLYGIC®, Corlanor®, DUEXIS®, RAYOS®, Sensipar®/Mimpara™ and PENNSAID®, where Biosimilars total $151 million in Q3 ’25 and $143 million in Q3 ’24.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 9% year-over-year for the third quarter. Cost of Sales as a percentage of product sales decreased 6.9 percentage points driven by lower amortization expense from the fair value step-up of inventory acquired from Horizon and lower manufacturing costs, partially offset by higher profit share expense and changes in our sales mix. Research & Development (R&D) expenses increased 31% driven by higher spend in later-stage clinical programs, including those related to MariTide, for which six global Phase 3 studies are underway. Selling, General & Administrative (SG&A) expenses increased 6% driven by higher general and administrative expenses, partially offset by lower Horizon acquisition-related expenses. Other operating expenses included the Otezla® intangible asset impairment charge of $400 million.
•Operating Margin as a percentage of product sales increased 2.5 percentage points in the third quarter to 27.6%.
•Tax Rate increased 9.3 percentage points in the third quarter due to the change in earnings mix, including lower amortization expense from the fair value step-up of inventory acquired from Horizon.
On a non-GAAP basis:
•Total Operating Expenses increased 18% year-over-year for the third quarter. Cost of Sales as a percentage of product sales increased 0.4 percentage points driven by higher profit share expense and changes in our sales mix, partially offset by lower manufacturing costs. R&D expenses increased 31% driven by higher spend in later-stage clinical programs, including those related to MariTide, for which six global Phase 3 studies are underway. SG&A expenses increased 9% driven by higher general and administrative expenses.
•Operating Margin as a percentage of product sales decreased 2.5 percentage points in the third quarter to 47.1%.
•Tax Rate increased 4.8 percentage points in the third quarter due to the change in earnings mix.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q3 ’25	Q3 ’24	YOY Δ	Q3 ’25	Q3 ’24	YOY Δ
Cost of Sales	$3,082	$3,310	(7%)	$1,662	$1,454	14%
% of product sales	33.7%	40.6%	(6.9) pts.	18.2%	17.8%	0.4 pts.
Research & Development	$1,900	$1,450	31%	$1,890	$1,440	31%
% of product sales	20.8%	17.8%	3.0 pts.	20.7%	17.7%	3.0 pts.
Selling, General & Administrative	$1,720	$1,625	6%	$1,700	$1,565	9%
% of product sales	18.8%	19.9%	(1.1) pts.	18.6%	19.2%	(0.6) pts.
Other	$329	$71	*	$—	$—	N/A
Total Operating Expenses	$7,031	$6,456	9%	$5,252	$4,459	18%

Operating Margin
Operating income as % of product sales	27.6%	25.1%	2.5 pts.	47.1%	49.6%	(2.5) pts.

Tax Rate	18.0%	8.7%	9.3 pts.	18.2%	13.4%	4.8 pts.

pts: percentage points
* = Change in excess of 100%
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated $4.2 billion of free cash flow in the third quarter of 2025 versus $3.3 billion in the third quarter of 2024, driven by the timing of working capital items and lower interest payments, partially offset by higher capital expenditures.
•The Company declared a third quarter 2025 dividend on August 1, 2025 of $2.38 per share that was paid on September 12, 2025 to all stockholders of record as of August 22, 2025, representing a 6% increase from the same period in 2024.
•The Company retired $1.6 billion of debt during the third quarter of 2025 and $6.0 billion year to date.
•During the third quarter of 2025, there were no repurchases of shares of common stock under our stock repurchase program.
•Cash and cash equivalents totaled $9.4 billion and debt outstanding totaled $54.6 billion as of September 30, 2025.

$Billions, except shares	Q3 ’25	Q3 ’24	YOY Δ
Operating Cash Flow	$4.7	$3.6	$1.1
Capital Expenditures	$0.4	$0.3	$0.2
Free Cash Flow	$4.2	$3.3	$0.9
Dividends Paid	$1.3	$1.2	$0.1
Share Repurchases	$0.0	$0.0	$0.0
Average Diluted Shares (millions)	542	542	0

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

$Billions	9/30/25	12/31/24	YTD Δ
Cash and Cash Equivalents	$9.4	$12.0	$(2.5)
Debt Outstanding	$54.6	$60.1	$(5.5)

Note: Numbers may not add due to rounding

2025 Guidance
For the full year 2025, the Company expects:
•Total revenues in the range of $35.8 billion to $36.6 billion.
•On a GAAP basis, EPS in the range of $13.76 to $14.60, and a tax rate in the range of 14.5% to 16.0%.
•On a non-GAAP basis, EPS in the range of $20.60 to $21.40, and a tax rate in the range of 15.0% to 16.5%.
•Capital expenditures in the range of $2.2 billion to $2.3 billion.
•Share repurchases not to exceed $500 million.
This guidance includes the estimated impact of implemented tariffs, but does not account for any tariffs or potential pricing actions announced or described but not implemented as well as any tariffs, sector specific tariffs, or pricing actions that could be implemented in the future.

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated antibody-peptide conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR).
•MARITIME-1, a Phase 3 study of MariTide for chronic weight management, has completed enrollment of adults living with obesity or overweight, without Type 2 Diabetes (T2D).
•MARITIME-2, a Phase 3 study of MariTide for chronic weight management, has completed enrollment of adults living with obesity or overweight, with T2D.
•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes, is enrolling adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure events and cardiovascular risk, is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•MARITIME-OSA-1, a Phase 3 study of MariTide, was recently initiated in adults living with obstructive sleep apnea on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-OSA-2, a Phase 3 study of MariTide, was recently initiated in adults living with obstructive sleep apnea not on positive airway pressure therapy and living with obesity or overweight.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•Part 2 of the Phase 2 chronic weight management study is ongoing in adults living with obesity or overweight, with or without T2D. Data readout is anticipated in Q4 2025.
•A Phase 2 study investigating MariTide for the treatment of T2D is ongoing in adults living with and without obesity. Data readout is anticipated in Q4 2025.

AMG 513
•A Phase 1 study of AMG 513 is enrolling adults living with obesity.

Repatha
•In October, the Company announced that the Phase 3 VESALIUS-CV clinical trial met its dual primary endpoints demonstrating that Repatha significantly reduced the risk of major adverse CV events (MACE) in individuals without a prior history of heart attack or stroke.
◦The landmark Phase 3 VESALIUS-CV trial enrolled over 12,000 high-risk patients, approximately 85% of whom were maintained on a high or moderate intensity low-density lipoprotein cholesterol (LDL-C) reducing therapy. Patients were followed for a median of approximately 4.5 years.
◦The VESALIUS-CV primary endpoints were time to first occurrence of a composite of coronary heart disease (CHD) death, heart attack or ischemic stroke as well as time to first occurrence of a composite of CHD death, heart attack, ischemic stroke or any ischemia-driven arterial revascularization. The results show that the primary endpoints were both statistically and clinically significant. No new safety signals were observed.
◦Full results from the trial will be presented at the American Heart Association Scientific Sessions (AHA) on November 8th and will be submitted for publication in a peer-reviewed journal.
•Results from a real-world study of patients with established atherosclerotic CV disease treated with Repatha in clinical practice will also be presented at AHA. These data will offer new insights into the effectiveness of Repatha in secondary prevention to reduce the incidence of MACE in these patients. The primary endpoint of this study was the composite of heart attack, stroke and coronary revascularization, and the secondary endpoint was a composite of heart attack, stroke and CV disease death.
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of CV events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with atherosclerotic CV disease and elevated Lp(a).
•The OCEAN(a)-PreEvent trial, a Phase 3 primary prevention CV outcomes study, was initiated and is enrolling patients with elevated LP(a) at risk for a first major CV event.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Rare Disease
UPLIZNA
•In October, additional subgroup data from the Phase 3 MITIGATE trial of UPLIZNA in IgG4-related disease (IgG4-RD), grouped by baseline characteristics and organ involvement (e.g., pancreas, kidney, bile ducts), were presented at the American College of Rheumatology Annual Meeting. These analyses showed benefits comparable to those seen in the overall trial population, supporting UPLIZNA’s potential across the spectrum of IgG4-RD.
•U.S. Food and Drug Administration (FDA) review of the MINT Phase 3 data in patients with generalized myasthenia gravis is ongoing, with a PDUFA date of December 14, 2025.

TEPEZZA
•A Phase 3 study of TEPEZZA in Japan has completed enrollment of patients with chronic/low clinical activity score thyroid eye disease (TED).
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab is ongoing in patients with TED.

TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are underway. The first study is ongoing in patients with moderate-to-severe systemic disease activity. The second study is enrolling patients with moderate-to-severe symptomatic burden and low systemic disease activity.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

AMG 329
•AMG 329 is a fully human monoclonal antibody targeting FMS-like tyrosine kinase 3 (FLT3) ligand.
•A Phase 2 study of AMG 329 is ongoing in patients with Sjögren’s disease.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 is enrolling patients with moderate-to-severe active TED.

Inflammation
TEZSPIRE
•In October, the FDA approved TEZSPIRE for the add on maintenance treatment of adult and pediatric patients aged 12 years and older with inadequately controlled chronic rhinosinusitis with nasal polyps (CRSwNP).
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl.
•A Phase 3 study of TEZSPIRE is ongoing in patients with eosinophilic esophagitis.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody that inhibits and reduces OX40-positive pathogenic T-cells.
•The eight study ROCKET Phase 3 program evaluating rocatinlimab in patients with moderate-to-severe atopic dermatitis (AD) has enrolled over 3,300 patients. Enrollment is now complete across all eight studies.
•In September, Amgen and Kyowa Kirin Co., Ltd. announced preliminary top-line results from the ASCEND study evaluating long term maintenance use of rocatinlimab with every four week and every eight-week dosing, in adults and adolescents with moderate to severe AD1. The ongoing ASCEND study will continue to evaluate the long-term safety profile of rocatinlimab.
•ROCKET ASTRO a 52-week study of rocatinlimab is complete. This study evaluated two doses of rocatinlimab (150 mg and 300 mg) as monotherapy and in combination with background low to medium potency topical corticosteroids and/or topical calcineurin inhibitor therapy in adolescent patients with moderate-to-severe AD. The co-primary and secondary efficacy endpoints were met. These endpoints assessed the efficacy at week 24 of rocatinlimab dosed every four weeks. Overall, safety events were consistent with other trials in the ROCKET program.
•A Phase 2 study of rocatinlimab is ongoing in patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab has completed enrollment of patients with prurigo nodularis.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
1https://wwwext.amgen.com/newsroom/press-releases/2025/09/amgen-and-kyowa-kirin-announce-top-line-results-from-rocatinlimab-phase-3-ascend-long-term-extension-study-in-adults-with-moderate-to-severe-atopic-dermatitis
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AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•A Phase 2 study of blinatumomab in autoimmune disease is enrolling adults with systemic lupus erythematosus (SLE), with and without nephritis, and is enrolling adults with refractory rheumatoid arthritis.

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease is enrolling adults with SLE with nephritis.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab) protein.
•A Phase 2 study has completed enrollment of patients with asthma.

Oncology
BLINCYTO / blinatumomab
•The dose-expansion and optimization phase of a Phase 1/2 study of subcutaneous blinatumomab in adult patients with relapsed or refractory CD19-positive Philadelphia chromosome (Ph) negative B-cell precursor acute lymphoblastic leukemia (B-ALL) is complete. The potentially registration-enabling Phase 2 portion of this study was initiated and is enrolling both adults and adolescents.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed CD19-positive Ph-negative B-ALL.

IMDELLTRA / tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In September, results from DeLLphi 303 a Phase 1b study of IMDELLTRA in combination with a PD-L1 inhibitor in the first-line maintenance setting of extensive-stage small cell lung cancer (ES-SCLC) were presented at the World Conference on Lung Cancer and simultaneously published in Lancet Oncology. The addition of IMDELLTRA to a PD-L1 inhibitor as first-line maintenance therapy for ES-SCLC demonstrated a manageable safety profile consistent with the known safety of each component, sustained disease control, and promising median overall survival of 25.3 months, supporting further investigation of this combination in the Phase 3 DeLLphi-305 study.
•In October, additional results from separate arms of the DeLLphi 303 Phase 1b study which evaluated IMDELLTRA in combination with platinum-based chemotherapy and a PD-L1 inhibitor in the first line setting of ES-SCLC were presented at the Annual Congress of the European Society for Medical Oncology (ESMO). IMDELLTRA in combination with first-line chemo-immunotherapy induction followed by IMDELLTRA with PD-L1 inhibitor maintenance therapy demonstrated a manageable safety profile consistent with the known safety of each component and promising initial survival outcomes. In this study median overall survival was not yet reached, the Kaplan-Meier estimate of overall survival at 12 months was 81%. These data support further investigation of this combination in the Phase 3 DeLLphi-312 study.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•The U.S. regulatory submission of DeLLphi 304 a global Phase 3 confirmatory study evaluating IMDELLTRA vs. standard of care in subjects with relapsed ES-SCLC after platinum-based first-line chemotherapy was accepted with a PDUFA date of December 18, 2025. Regulatory reviews are also underway in a number of additional geographies.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab has completed enrollment of patients with first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is enrolling patients with LS-SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens of IMDELLTRA in second-line ES-SCLC, is enrolling patients.
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate, with or without a PD-L1 inhibitor, is enrolling patients with ES-SCLC.
◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), is enrolling patients with ES-SCLC.
◦DeLLphi-312, a Phase 3 study of first-line IMDELLTRA in combination with carboplatin, etoposide and durvalumab, is enrolling patients with ES-SCLC.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, is enrolling patients with metastatic castrate resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•XALience, a Phase 3 study of xaluritamig in combination with abiraterone versus investigator’s choice therapy was initiated in patients with chemotherapy-naïve mCRPC.
•A Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone is ongoing in patients with mCRPC who have not yet received taxane-based chemotherapy. This study is also ongoing in patients with mCRPC who have previously received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•A Phase 1b study of xaluritamig is enrolling patients with high-risk biochemically recurrent prostate cancer after definitive therapy.
•A Phase 1b study of xaluritamig in combination with androgen receptor pathway inhibitors was initiated and is enrolling patients with metastatic hormone-sensitive prostate cancer.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•In October, the full results from both the interim analysis and descriptive follow-up analysis of the Phase 3 FORTITUDE-101 clinical trial of bemarituzumab plus chemotherapy (mFOLFOX6) in first-line gastric cancer were presented at ESMO. The results showed:
◦At the primary analysis bemarituzumab plus chemotherapy led to a statistically significant improvement in overall survival (OS) with a median OS of 17.9 months in the bemarituzumab + mFOLFOX6 arm versus 12.5 months in the placebo + mFOLFOX6 arm, Hazard Ratio (HR) (95%): 0.61 (0.43 - 0.86; P = 0.005).
◦At the descriptive follow-up analysis, median OS in the bemarituzumab plus mFOLFOX6 arm was 14.5 months (95% C.I 13.0-17.9 months) while the median OS in the placebo plus mFOLFOX6 arm was 13.2 months (95% CI 10.9-14.7 months), HR (95%): 0.82 (0.62-1.08).
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in patients with first-line gastric cancer was stopped.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab, has completed enrollment of patients with first-line gastric cancer.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 2 study of AMG 193 is enrolling patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
•A Phase 1/1b/2 study of AMG 193 is enrolling patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies is enrolling patients with advanced MTAP-null gastrointestinal, biliary tract, or pancreatic cancers.

LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic colorectal cancer.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus platinum doublet chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.

Nplate
•PROCLAIM, a Phase 3 study of Nplate for the treatment of chemotherapy-induced thrombocytopenia, is enrolling patients with NSCLC, ovarian cancer, or breast cancer.

Biosimilars
•A randomized, double-blind pharmacokinetic similarity study of ABP 206 compared with OPDIVO® (nivolumab) in patients with resected stage III or stage IV melanoma in the adjuvant setting met the primary endpoint of pharmacokinetic similarity.
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO is enrolling patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is enrolling patients with early-stage non-squamous NSCLC as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA is enrolling patients with advanced or metastatic non-squamous NSCLC.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared to OCREVUS® (ocrelizumab) is enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective interleukin-2 (IL-2) being developed by Asher Biotherapeutics.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2025 and 2024, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2025 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2025 and 2024. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Casey Capparelli, 805-447-1746 (investors)

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues:
Product sales	$9,137	$8,151	$25,781	$23,310
Other revenues	420	352	1,104	1,028
Total revenues	9,557	8,503	26,885	24,338

Operating expenses:
Cost of sales	3,082	3,310	9,061	9,746
Research and development	1,900	1,450	5,130	4,240
Selling, general and administrative	1,720	1,625	5,098	5,218
Other	329	71	1,236	187
Total operating expenses	7,031	6,456	20,525	19,391

Operating income	2,526	2,047	6,360	4,947

Other income (expense):
Interest expense, net	(685)	(776)	(2,102)	(2,408)
Other income, net	2,080	1,830	3,204	1,288

Income before income taxes	3,921	3,101	7,462	3,827

Provision for income taxes	705	271	1,084	364

Net income	$3,216	$2,830	$6,378	$3,463

Earnings per share:
Basic	$5.98	$5.27	$11.86	$6.45
Diluted	$5.93	$5.22	$11.77	$6.40

Weighted-average shares used in calculation of earnings per share:
Basic	538	537	538	537
Diluted	542	542	542	541

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,445	$11,973
Trade receivables, net	8,490	6,782
Inventories	6,346	6,998
Other current assets	3,604	3,277
Total current assets	27,885	29,030

Property, plant and equipment, net	7,220	6,543
Intangible assets, net	23,139	27,699
Goodwill	18,676	18,637
Other noncurrent assets	13,221	9,930
Total assets	$90,141	$91,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,638	$19,549
Current portion of long-term debt	2,153	3,550
Total current liabilities	21,791	23,099

Long-term debt	52,434	56,549
Long-term deferred tax liabilities	1,458	1,616
Long-term tax liabilities	2,616	2,349
Other noncurrent liabilities	2,223	2,349
Total stockholders’ equity	9,619	5,877
Total liabilities and stockholders’ equity	$90,141	$91,839

Shares outstanding	538	537

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
GAAP cost of sales	$3,082	$3,310	$9,061	$9,746
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,420)	(1,856)	(4,428)	(5,546)
Non-GAAP cost of sales	$1,662	$1,454	$4,633	$4,200

GAAP cost of sales as a percentage of product sales	33.7%	40.6%	35.1%	41.8%
Acquisition-related expenses (a)	(15.5)	(22.8)	(17.1)	(23.8)
Non-GAAP cost of sales as a percentage of product sales	18.2%	17.8%	18.0%	18.0%

GAAP research and development expenses	$1,900	$1,450	$5,130	$4,240
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(10)	(10)	(80)	(60)
Non-GAAP research and development expenses	$1,890	$1,440	$5,050	$4,180

GAAP research and development expenses as a percentage of product sales	20.8%	17.8%	19.9%	18.2%
Acquisition-related expenses (b)	(0.1)	(0.1)	(0.3)	(0.3)
Non-GAAP research and development expenses as a percentage of product sales	20.7%	17.7%	19.6%	17.9%

GAAP selling, general and administrative expenses	$1,720	$1,625	$5,098	$5,218
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(15)	(60)	(77)	(255)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(5)	—	(16)	—
Total adjustments to selling, general and administrative expenses	(20)	(60)	(93)	(255)
Non-GAAP selling, general and administrative expenses	$1,700	$1,565	$5,005	$4,963

GAAP selling, general and administrative expenses as a percentage of product sales	18.8%	19.9%	19.8%	22.4%
Acquisition-related expenses (c)	(0.1)	(0.7)	(0.3)	(1.1)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(0.1)	0.0	(0.1)	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	18.6%	19.2%	19.4%	21.3%

GAAP operating expenses	$7,031	$6,456	$20,525	$19,391
Adjustments to operating expenses:
Adjustments to cost of sales	(1,420)	(1,856)	(4,428)	(5,546)
Adjustments to research and development expenses	(10)	(10)	(80)	(60)
Adjustments to selling, general and administrative expenses	(20)	(60)	(93)	(255)
Impairment of intangible assets (d)	(400)	(61)	(1,200)	(129)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(57)	—	(80)	4
Certain other expenses	128	(10)	44	(62)
Total adjustments to operating expenses	(1,779)	(1,997)	(5,837)	(6,048)
Non-GAAP operating expenses	$5,252	$4,459	$14,688	$13,343

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
GAAP operating income	$2,526	$2,047	$6,360	$4,947
Adjustments to operating expenses	1,779	1,997	5,837	6,048
Non-GAAP operating income	$4,305	$4,044	$12,197	$10,995

GAAP operating income as a percentage of product sales	27.6%	25.1%	24.7%	21.2%
Adjustments to cost of sales	15.5	22.8	17.1	23.8
Adjustments to research and development expenses	0.1	0.1	0.3	0.3
Adjustments to selling, general and administrative expenses	0.2	0.7	0.4	1.1
Impairment of intangible assets (d)	4.4	0.8	4.7	0.5
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.6	0.0	0.3	0.0
Certain other expenses	(1.3)	0.1	(0.2)	0.3
Non-GAAP operating income as a percentage of product sales	47.1%	49.6%	47.3%	47.2%

GAAP other income, net	$2,080	$1,830	$3,204	$1,288
Adjustments to other income, net
Net gains from equity investments (e)	(1,963)	(1,608)	(2,663)	(693)
Non-GAAP other income, net	$117	$222	$541	$595

GAAP income before income taxes	$3,921	$3,101	$7,462	$3,827
Adjustments to income before income taxes:
Adjustments to operating expenses	1,779	1,997	5,837	6,048
Adjustments to other income, net	(1,963)	(1,608)	(2,663)	(693)
Total adjustments to income before income taxes	(184)	389	3,174	5,355
Non-GAAP income before income taxes	$3,737	$3,490	$10,636	$9,182

GAAP provision for income taxes	$705	$271	$1,084	$364
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	(81)	228	537	1,007
Other income tax adjustments (g)	58	(33)	53	(44)
Total adjustments to provision for income taxes	(23)	195	590	963
Non-GAAP provision for income taxes	$682	$466	$1,674	$1,327

GAAP tax as a percentage of income before taxes	18.0%	8.7%	14.5%	9.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	(1.4)	5.6	0.7	5.4
Other income tax adjustments (g)	1.6	(0.9)	0.5	(0.4)
Total adjustments to provision for income taxes	0.2	4.7	1.2	5.0
Non-GAAP tax as a percentage of income before taxes	18.2%	13.4%	15.7%	14.5%

GAAP net income	$3,216	$2,830	$6,378	$3,463
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	(103)	161	2,637	4,348
Other income tax adjustments (g)	(58)	33	(53)	44
Total adjustments to net income	(161)	194	2,584	4,392
Non-GAAP net income	$3,055	$3,024	$8,962	$7,855

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended September 30, 2025		Three months ended September 30, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$3,216	$3,055	$2,830	$3,024

Weighted-average shares for diluted EPS	542	542	542	542

Diluted EPS	$5.93	$5.64	$5.22	$5.58

	Nine months ended September 30, 2025		Nine months ended September 30, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,378	$8,962	$3,463	$7,855

Weighted-average shares for diluted EPS	542	542	541	541

Diluted EPS	$11.77	$16.54	$6.40	$14.52

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three months ended September 30, 2025 and 2024, the adjustments related primarily to noncash amortization of intangible assets acquired from business combinations. For the nine months ended September 30, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(c)	For the three and nine months ended September 30, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)
For the three and nine months ended September 30, 2025, the adjustments included intangible asset impairment charges for Otezla®. For the three and nine months ended September 30, 2024, the adjustments included impairment charges for in-process R&D assets related to our Teneobio, Inc. acquisition from 2021.

(e)	For the three and nine months ended September 30, 2025 and 2024, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.

(f)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and nine months ended September 30, 2025, was 44.0% and 16.9%, respectively, compared to 58.6% and 18.8%, respectively, for the corresponding periods of the prior year.

(g)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$4,684	$3,571	$8,355	$6,719
Net cash used in investing activities	(414)	(210)	(1,250)	(644)
Net cash used in financing activities	(2,853)	(3,651)	(9,633)	(8,008)
Increase (decrease) in cash and cash equivalents	1,417	(290)	(2,528)	(1,933)
Cash and cash equivalents at beginning of period	8,028	9,301	11,973	10,944
Cash and cash equivalents at end of period	$9,445	$9,011	$9,445	$9,011

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$4,684	$3,571	$8,355	$6,719
Capital expenditures	(436)	(257)	(1,216)	(725)
Free cash flow	$4,248	$3,314	$7,139	$5,994

AMGEN REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP diluted EPS guidance	$13.76	—	$14.60
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	8.70	—	8.74
Impairment of intangible assets (b)		1.94
Net gains from equity investments		(3.86)
Other		0.02
Non-GAAP diluted EPS guidance	$20.60	—	$21.40

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.46 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business acquisitions.

(b) The adjustment relates to Otezla® intangible asset impairment charges recorded during the first and third quarters of 2025.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments. This guidance includes the estimated impact of implemented tariffs, but does not account for any tariffs or potential pricing actions announced or described but not implemented as well as any tariffs, sector specific tariffs, or pricing actions that could be implemented in the future.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP tax rate guidance	14.5%	—	16.0%
Tax rate of known adjustments discussed above		0.5%
Non-GAAP tax rate guidance	15.0%	—	16.5%